Exhibit 99.1

GUESS?, INC. REPORTS FIRST QUARTER RESULTS

First Quarter Fiscal 2012 Revenues Increased 10% to $592 Million

First Quarter EPS Reached $0.46, Compared to $0.54 in Q1 Fiscal 2011

Maintains Full Year Fiscal 2012 EPS Guidance in the Range of $3.30 to $3.50

LOS ANGELES, May 25, 2011 /PRNewswire/ -- Guess?, Inc. (NYSE: GES) today reported financial results for the first quarter ended April 30, 2011.

First Quarter Fiscal 2012 Highlights

  Revenues increased across all operating segments
    Asian revenues increased 24%
    European revenues increased 12%
    North American retail revenues increased 5%
    North American wholesale revenues increased 7%
    Licensing revenues increased 14%
  Operating margin reached 12.0%, compared to 13.2% in the prior-year quarter

First Quarter Fiscal 2012 Results

For the first quarter of fiscal 2012, the Company reported net earnings of $42.7 million, a 15.2% decrease compared to net earnings of $50.3 million for the first quarter of fiscal 2011. Diluted earnings per share decreased 14.8% to $0.46, compared to $0.54 for the prior-year quarter. The current quarter's earnings per share include $0.09 in net unrealized mark-to-market charges related to foreign currency contracts and balances, while the prior-year quarter's earnings per share included a $0.04 charge related to the acceleration of pension cost amortization.

Paul Marciano, Chief Executive Officer, commented, "We are pleased with our first quarter performance, with all of our businesses delivering earnings within or beyond our previous expectations. We continued to expand the global presence of the Guess? brand, with each of our segments growing in the quarter. Europe and Asia continued to drive that expansion, individually delivering double digit revenue increases, which combined to represent almost two-thirds of the Company's top line growth. Our team executed well, managing costs and inventories tightly, which produced an operating margin that was two full points stronger than our previous expectations."

Mr. Marciano continued, "Our first quarter results demonstrate the strength of our global brand and our ability to leverage our diverse business model to deliver solid consolidated results. We continue to develop exciting and innovative new designs that allow us to expand our global business as we introduce more customers around the world to our broad lifestyle product assortment. While we remain excited about our future, this year is not without its challenges. Our entire industry is experiencing rising commodity and input costs and there remains uncertainty in many economies around the world. Our strong management team is working on multiple initiatives to mitigate those challenges and remains focused on the fundamentals: steady growth in existing markets, expansion and the opening of new markets, infrastructure development to support our global expansion opportunities, along with solid inventory and cost control."

Total net revenue for the first quarter of fiscal 2012 increased 9.8% to $592.2 million from $539.3 million in the prior-year quarter. In constant dollars, total net revenue increased 7.9%.

The Company's retail stores in North America generated revenue of $247.5 million in the first quarter of fiscal 2012, a 5.0% increase from $235.8 million in the same period a year ago. Comparable store sales decreased 3.1% in US dollars and 4.1% in local currency for the first quarter of fiscal 2012, compared to the same period a year ago. The Company owned and operated 484 retail stores in the United States and Canada at the end of the first quarter of fiscal 2012 versus 433 stores a year earlier.

Net revenue from the Company's Europe segment increased 12.4% to $210.2 million in the first quarter of fiscal 2012, compared to $187.0 million in the prior-year period. In local currency, net revenue increased 9.7%.

Net revenue from the Company's Asia segment increased 23.7% to $60.1 million in the first quarter of fiscal 2012, from $48.6 million in the prior-year period.

Net revenue from the Company's North American wholesale segment increased 6.8% to $45.6 million in the first quarter of fiscal 2012, from $42.7 million in the prior-year period.

Licensing segment net revenue increased 14.1% to $28.8 million in the first quarter of fiscal 2012, from $25.3 million in the prior-year period.

Operating earnings for the first quarter of fiscal 2012 declined slightly to $70.9 million (including a $1.0 million favorable currency translation impact) from $71.3 million in the prior-year period. Operating margin in the first quarter declined 120 basis points to 12.0%, compared to the prior-year quarter. The lower operating margin primarily reflects the impact of higher store occupancy expenses to support the expansion of retail businesses in Europe and North America. Product margins increased slightly compared to the prior-year quarter, reflecting the greater mix of retail business in Europe, partially offset by higher North American retail markdowns. Additionally, the current quarter operating margin was negatively impacted by a shift of European revenues out of the current quarter into the fourth quarter of fiscal 2011, while the prior-year first quarter operating margin was negatively impacted by the accelerated pension cost amortization charge. Other net expense, which primarily relates to net unrealized revaluation losses on foreign currency contracts and balances, partially offset by net unrealized gains on non-operating assets, was $10.0 million for the first quarter of fiscal 2012, compared to other net income of $3.4 million in the prior-year's quarter.

The Company's effective tax rate was 29.5% for the first quarter of fiscal 2012, compared to 31.0% for the first quarter of the prior-year.

Outlook

The Company updated its outlook for the fiscal year ending January 28, 2012, as follows:

  Consolidated net revenues are expected to range from $2.74 billion to $2.80 billion.
  Operating margin is expected to be between 16.5% and 17.0%.
  Diluted earnings per share are expected to be in the range of $3.30 to $3.50.

The Company's expectations for the second quarter of fiscal 2012 ending July 30, 2011, are as follows:

  Consolidated net revenues are expected to range from $645 million to $660 million.
  Operating margin is expected to be between 15.5% and 16.0%.
  Diluted earnings per share are expected to be in the range of $0.77 to $0.83.

The Company's second quarter earnings per share guidance includes a four cent favorable unrealized mark-to-market benefit related to its foreign currency contracts and balances based on its assumption that the Euro will end the second quarter of fiscal 2012 at a rate relatively weaker versus the US dollar than at the beginning of that same quarter.

Dividend

The Company also announced today that its Board of Directors has approved a quarterly cash dividend of $0.20 per share on the Company's common stock. The dividend will be payable on June 24, 2011 to shareholders of record at the close of business on June 8, 2011.

The Company will hold a conference call at 4:30 pm (ET) on May 25, 2011 to discuss the news announced in this press release. A live webcast of the conference call will be accessible at www.guess.com via the "Investor Relations" link. The webcast will be archived on the website for 30 days.

Guess?, Inc. designs, markets, distributes and licenses a lifestyle collection of contemporary apparel, denim, handbags, watches, footwear and other related consumer products. As of April 30, 2011, the Company owned and operated 484 retail stores in the United States and Canada and operated 937 retail stores outside of the United States and Canada, of which 202 were directly owned. The Company also distributes its products through better department and specialty stores around the world. For more information about the Company, please visit www.guess.com.

Except for historical information contained herein, certain matters discussed in this press release, including statements concerning the Company's global expansion strategy, future prospects, currency exchange rate expectations and guidance for the second quarter and full year of fiscal 2012, are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are only expectations, and involve known and unknown risks and uncertainties, which may cause actual results in future periods to differ materially from what is currently anticipated. Factors which may cause actual results in future periods to differ materially from current expectations include, among other things: domestic and international economic conditions, including economic and other events that could negatively impact consumer confidence and discretionary consumer spending and result in increasingly difficult competitive conditions; our ability to, among other things, anticipate consumer preferences, protect our brand image, effectively operate our various retail concepts, manage inventories, address potential increases to product costs and successfully execute our strategies, including our supply chain and international growth strategies; and risks associated with changes in economic, political, social and other conditions affecting our global operations, including currency fluctuations and global tax rates. In addition to these factors, the economic, technology, management, litigation-related and other risks identified in the Company's most recent annual report on Form 10-K and other filings with the Securities and Exchange Commission, including but not limited to the risk factors discussed therein, could cause actual results to differ materially from current expectations.

Contact:	Guess?, Inc.
Maili Bergman
VP Investor Relations
(213) 765-5578

Guess?, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(amounts in thousands, except per share data)

	Three Months Ended
	April 30,		May 1,
	2011		2010
	$	%	$	%

Net revenue
Product sales	$ 563,399	95.1%	$ 514,055	95.3%
Net royalties	28,845	4.9%	25,286	4.7%
	592,244	100.0%	539,341	100.0%

Cost of product sales	343,024	57.9%	304,090	56.4%

Gross profit	249,220	42.1%	235,251	43.6%

Selling, general and administrative expenses	178,287	30.1%	158,105	29.3%
Accelerated pension cost amortization	-	0.0%	5,819	1.1%

Earnings from operations	70,933	12.0%	71,327	13.2%

Other income (expense):
Interest expense	(405)	(0.1%)	(195)	(0.0%)
Interest income	1,295	0.2%	301	0.1%
Other, net	(10,002)	(1.7%)	3,428	0.6%

Earnings before income taxes	61,821	10.4%	74,861	13.9%

Income taxes	18,237	3.0%	23,207	4.4%

Net earnings	43,584	7.4%	51,654	9.5%

Net earnings attributable to noncontrolling interests in subsidiaries	902	0.2%	1,319	0.2%

Net earnings attributable to Guess?, Inc.	$ 42,682	7.2%	$ 50,335	9.3%

Earnings per common share attributable to common stockholders:

Basic	$ 0.46		$ 0.54

Diluted	$ 0.46		$ 0.54

Weighted average common shares outstanding attributable to common stockholders:

Basic	91,629		91,902

Diluted	92,171		92,768

Guess?, Inc. and Subsidiaries
Consolidated Segment Data
(dollars in thousands)

	Three Months Ended
	April 30,	May 1,	%
	2011	2010	chg

Net revenue:
North American retail	$ 247,457	$ 235,773	5%
Europe	210,209	186,968	12%
Asia	60,087	48,586	24%
North American wholesale	45,646	42,728	7%
Licensing	28,845	25,286	14%
	$ 592,244	$ 539,341	10%

Earnings (loss) from operations:
North American retail	$ 18,630	$ 24,372	-24%
Europe	33,181	34,482	-4%
Asia	7,101	7,137	-1%
North American wholesale	11,114	10,211	9%
Licensing	25,290	21,860	16%
Corporate overhead	(24,383)	(20,916)	17%
Accelerated pension cost amortization	-	(5,819)
	$ 70,933	$ 71,327	-1%

Operating margins:
North American retail	7.5%	10.3%
Europe	15.8%	18.4%
Asia	11.8%	14.7%
North American wholesale	24.3%	23.9%
Licensing	87.7%	86.5%

Total Company	12.0%	13.2%

Guess?, Inc. and Subsidiaries
Selected Condensed Consolidated Balance Sheet Data
(in thousands)

	April 30,	January 29,	May 1,
	2011	2011	2010

ASSETS

Cash and cash equivalents	$ 426,774	$ 427,037	$ 517,705

Short-term investments	15,035	15,087	-

Receivables, net	377,432	358,482	282,535

Inventories	300,713	294,705	245,836

Other current assets	78,688	68,269	82,079

Property and equipment, net	337,161	313,856	256,962

Other assets	227,085	208,368	169,651

Total Assets	$ 1,762,888	$ 1,685,804	$ 1,554,768

LIABILITIES AND STOCKHOLDERS' EQUITY

Current portion of capital lease obligations and borrowings	$ 2,359	$ 2,177	$ 2,707

Other current liabilities	426,352	428,839	311,992

Capital lease obligations	12,834	12,218	12,752

Other long-term liabilities	164,892	161,665	141,136

Redeemable and nonredeemable noncontrolling interests	35,500	26,029	20,608

Guess?, Inc. stockholders' equity	1,120,951	1,054,876	1,065,573

Total Liabilities and Stockholders' Equity	$ 1,762,888	$ 1,685,804	$ 1,554,768

Guess?, Inc. and Subsidiaries
Condensed Consolidated Cash Flow Data
(in thousands)

	Three Months Ended
	April 30,	May 1,
	2011	2010

Net cash provided by operating activities	$ 47,835	$ 47,784

Net cash used in investing activities	(44,081)	(23,459)

Net cash used in financing activities	(19,409)	(6,655)

Effect of exchange rates on cash	15,392	(2,028)

Net (decrease) increase in cash and cash equivalents	(263)	15,642

Cash and cash equivalents at the beginning of the year	427,037	502,063

Cash and cash equivalents at the end of the period	$ 426,774	$ 517,705

Supplemental information:

Depreciation and amortization	$ 19,894	$ 15,751

Rent	60,021	50,345

Guess?, Inc. and Subsidiaries
Retail Store Data
International Store Count

	As of April 30, 2011		As of May 1, 2010
	Total	Directly Owned	Total	Directly Owned
Region	Stores	Stores	Stores	Stores

United States and Canada	484	484	433	433

Europe and the Middle East	508	154	418	96

Asia	368	29	344	28

Other	61	19	55	13

	1,421	686	1,250	570

Guess?, Inc. and Subsidiaries
Retail Store Data
U.S. and Canada

	Three Months Ended
	April 30,	May 1,
	2011	2010

Number of stores at the beginning of the year	481	432

Store openings	6	4

Store closures	(3)	(3)

Number of stores at the end of the period	484	433

Total store square footage at the end of the period	2,192,000	2,002,000